Exhibit 99.5

DRAFT	September 27, 2003

For Immediate Release

Scientific Learning Corporation	Neuroscience Solutions Corporation

Media Contact:	Jeffrey Zimman
Michele Norris	Chief Executive Officer
mnorris@scilearn.com	jeff@neurso.com
908-377-3095	415-621-4107

Investor Contact:
Jane A. Freeman
Chief Financial Officer
Scientific Learning Corporation
jfreeman@scilearn.com
510-625-2284

   SCIENTIFIC LEARNING and NEUROSCIENCE SOLUTIONS
COMPLETE TRANSACTION

NEUROSCIENCE SOLUTIONS PURCHASES LICENSE FOR PATENTS,
SOFTWARE APPLICATIONS,TOOLS AND PROPRIETARY RESEARCH TO
DEVELOP HEALTH-CARE PRODUCTS

Oakland, CA. October 1, 2003. Scientific Learning Corporation (OTCBB: SCIL), the leading provider of neuroscience-based software products that develop the cognitive skills to read and learn, and Neuroscience Solutions Corporation, a start-up venture focused on applying neuroplasticity technology to health concerns, announced they have completed a transaction that provides Neuroscience Solutions exclusive rights in the healthcare field to certain intellectual properties, patents, and software held by Scientific Learning. The transaction includes a sublicense of patents licensed by Scientific Learning from the University of California and Rutgers, the State University of New Jersey, as well as a transfer of certain healthcare research projects. The rights were acquired by Neuroscience Solutions for a combination of cash, stock, and future royalties. The two companies also have agreed to share certain additional technology as it is developed.

Neuroscience Solutions, a start-up company located in San Francisco, plans to develop, market, and sell a series of software-based products for healthcare markets based on research in neuroplasticity, the brain’s ability to change through experience, regardless of age. Scientific Learning has successfully developed the Fast ForWord® family of software products, a patented series sold to schools and clinicians to improve reading and learning for students based on much of the same underlying research. Neuroscience Solutions’ first products are expected to focus on addressing issues that commonly arise as a result of aging. Neuroscience Solutions has just completed its first round of venture funding with Aberdare Ventures, Venture Strategy Partners and Draper Fisher Jurvetson.

DRAFT	September 27, 2003

Robert C. Bowen, Chairman and Chief Executive Officer of Scientific Learning, said, “Scientific Learning has established itself as the leader in neuroscience-based products to improve reading and learning based on three decades of research in neuroplasticity. While we will continue to focus our efforts on schools and clinicians who help struggling readers, we are delighted that others are eager to transfer this body of research to practical applications in healthcare so that more can benefit.”

Dr. Michael Merzenich, a co-founder of Neuroscience Solutions and Scientific Learning and a member of the National Academy of Sciences, said, “The neuroscience of brain plasticity strongly indicates the forms of special tools that should help remedy or ameliorate a wide variety of neurological and psychiatric problems. Scientific studies documenting the positive neurological impacts of the Fast ForWord family of products along with new, exciting findings in studies of aging have directed us to new strategies to overcome memory and cognitive loss, and to restore more normal posture, balance and mobility in older individuals.

“Neuroscience Solutions products should have a significant, positive impact on the quality of life of our aging population. Our goal is to help millions of aging individuals retain high mental and physical abilities to the end of life.”

This press release contains projections and other forward-looking statements that are subject to the safe harbor created by Section 27A of the federal securities law. Such statements include, among others, statements relating to the results that may be achieved by products of Scientific Learning and Neuroscience Solutions. Such statements are subject to substantial risks and uncertainties. Actual events or results may differ materially as a result of many factors, including but not limited to: product development obstacles and uncertainties, including but not limited to difficulties related to translating scientific research into commercial products; the companies’ ability to demonstrate the efficacy of their products, which depends on, among other factors, how the programs are implemented and administered, the demography of participants and other factors; and other risks detailed in Scientific Learning’s SEC reports, including but not limited to the Report on Form 10-K filed March 31, 2003 (Part I, Item 1, Factors That May Affect Our Results or Stock Price and Part II, Item 7, Management’s Discussion and Analysis) and the Report on Form 10-Q filed August 14, 2003 (Part I, Item 2, Factors That May Affect Quarterly Results of Operations and Stock Price).

About Scientific Learning Corporation

Scientific Learning applies advances in neuroscience and cognitive research to increase human potential.

DRAFT	September 27, 2003

The Fast ForWord® family of products is a series of reading intervention products that incorporate learning from more than 30 years of brain, reading, and language research in order to help students build the cognitive skills they need to learn to read or become better readers.

The products develop the underlying cognitive skills required for reading and learning – memory, attention, processing and sequencing, or “Learning MAPs™.” The Fast ForWord family of products incorporates the FAST Power Learning™ formula – Frequency, Adaptivity, Simultaneous development, and Timely motivation – proven learning techniques based on decades of neuroscience research.

Product efficacy has been established by extensive outcomes research by independent researchers and the Company’s founders. Scientific Learning has the largest database of user results in education, demonstrating product effectiveness.

Scientific Learning Corporation
300 Frank Ogawa Plaza
Oakland, CA 94612-2040
Phone: 888.665.9707
Fax: 510.444.3580
e-mail: info@scilearn.com

Neuroscience designed. Curriculum aligned™.

About Neuroscience Solutions Corporation

Neuroscience Solutions Corporation is a new venture focused on applying its brain plasticity technology platform to neurological disorders and to enhancing human performance. Initially, the Company is focused on addressing issues related to aging.

The company is in the development stage. Its financial backers include Aberdare Ventures, Venture Strategy Partners and Draper Fisher Jurvetson.

Neuroscience Solutions Corporation
41 Hartford Street
San Francisco, 94114
Phone: (415) 621-4107
Fax: (415) 621-4199
e-mail: info@neurso.com